Exhibit (d)(3)

CONFIDENTIALITY AGREEMENT

June 6, 2016

Horizon Pharma plc

Connaught House, 1st Floor

1 Burlington Road

Dublin 4

D04 C5Y6

Ireland

Attention: Timothy P. Walbert, Chairman, President and Chief Executive Officer

Re:	Confidentiality Agreement

Ladies and Gentlemen:

In connection with the consideration by Horizon Pharma plc and/or its subsidiaries (collectively, with such subsidiaries, “you”) of a possible strategic transaction (a “Possible Transaction”), with Raptor Pharmaceutical Corp. and/or its subsidiaries, affiliates or divisions (collectively, with such subsidiaries, affiliates and divisions, “Raptor”), Raptor is prepared to make available to you and your Representatives (as hereinafter defined) certain information concerning the business, financial condition, operations, assets and liabilities of Raptor. As a condition to such information being furnished to you and your Representatives, you agree that you will, and will cause your Representatives to, treat the Evaluation Material (as hereinafter defined) in accordance with the provisions of this letter agreement and take or abstain from taking certain other actions as set forth herein. The term “affiliates” has the meaning given to it under the Securities Exchange Act of 1934, as amended (the “1934 Act”). The term “Representatives” shall include directors, officers, employees, attorneys, accountants, consultants and financial advisors, and, subject to compliance with Section 2 below, shall also include potential sources of equity or debt financing (and their respective counsel).

1. Evaluation Material. The term “Evaluation Material” shall mean all information relating, directly or indirectly, to (a) the Possible Transaction and (b) Raptor or the business, products, markets, condition (financial or other), operations, assets, liabilities, results of operations, cash flows, projections (financial or other), future plans or prospects of Raptor (whether prepared by Raptor, its advisors or otherwise) which is delivered, disclosed or furnished by or on behalf of Raptor to you or your Representatives, after the date hereof, regardless of the manner in which it is delivered, disclosed or furnished. Notwithstanding any other provision hereof, the term Evaluation Material shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this letter agreement, (ii) was independently developed by you without reference to or use of Evaluation Material, or (iii) was within your possession on a non-confidential basis prior to it being furnished to you by or on behalf of Raptor or any of its Representatives, or becomes available to you on a non-confidential basis from a source other than Raptor or any of its Representatives; provided that with respect to (iii) you had no knowledge that the source of such information was bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Raptor with respect to such information.

2. Use and Disclosure of Evaluation Material. You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating a Possible Transaction and for no other purpose, that the Evaluation Material will be kept confidential and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (i) you may make any disclosure of the Evaluation Material to which Raptor gives its prior written consent and (ii) any of the Evaluation Material may be disclosed to your Representatives who need to know such information for the purpose of evaluating a Possible Transaction, who are advised of the confidential nature of the Evaluation Material and are bound by obligations of confidentiality similar to those contained herein. You shall maintain a list of those Representatives to whom Evaluation Material has been disclosed. You further agree to undertake reasonable precautions to safeguard and protect the confidentiality of the Evaluation Material, to accept responsibility for any breach of this letter agreement by yourself or any of your Representatives, and to protect the Evaluation Material from disclosure to third parties, using at least the same degree of care as you use to maintain as confidential its own confidential information of a similar nature, but in no event less than a reasonable degree of care.

In addition, you and Raptor agree that, without the prior written consent of both you and Raptor, except as may be required by law, neither you nor Raptor nor their respective Representatives will disclose to any other third party the fact that you or your Representatives has received Evaluation Material or that Evaluation Material has been made available to you or your Representatives, that investigations, discussions or negotiations are taking place concerning a Possible Transaction or any of the terms, conditions or other facts with respect to any Possible Transaction, including the status thereof and the identity of the parties thereto (collectively, the “Discussion Information”). Without limiting the generality of the foregoing, you further agree that, without the prior written consent of Raptor, you will not and your Representatives will not, directly or indirectly, consult with or share Evaluation Material or Discussion Information with, or enter into any agreement, arrangement or understanding, or any discussions which might lead to any such agreement, arrangement or understanding, with any co-investor regarding a Possible Transaction. The term “person” as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

You hereby acknowledge and agree that, without the prior written consent of Raptor, no person who is a potential source of equity capital or equity or debt financing or financial advice with respect thereto shall be considered your Representative for any purpose hereunder. You further agree that neither you nor any of your Representatives will, without the prior written consent of Raptor, directly or indirectly, enter into any agreement, arrangement or understanding with any other person that has or would have the effect of requiring such person to exclusively provide you with financing or other potential sources of capital in connection with a Possible Transaction; provided, however, that customary “tree” arrangements with financial institutions or financing sources shall not be deemed to violate this sentence. Notwithstanding the previous two sentences, Raptor hereby consents and agrees that (i) the following (including their affiliates or subsidiaries) shall be Representatives of you under this letter agreement: Bank of America Merrill Lynch and Citigroup Global Markets Inc., and (ii) you may borrow under your existing credit facility or otherwise expand such facility

In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, deposition, civil investigative demand, regulatory, governmental or other similar process) (“Requests”) to disclose any of the Evaluation Material or Discussion Information, to the extent legally permissible, you shall provide Raptor with prompt written notice of any such request or requirement so that Raptor may in its sole discretion and expense seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by Raptor, you or any of your Representatives are nonetheless, in the opinion of legal counsel, legally compelled to disclose Evaluation Material or Discussion Information in response to a Request, you or your Representatives may, without liability hereunder, disclose only that portion of the Evaluation Material or Discussion Information which such counsel advises you is legally required to be disclosed in response to the Request, provided that, to the extent legally permissible, you use your reasonable efforts to preserve the confidentiality of the Evaluation Material and the Discussion Information when responding to the Request, including, without limitation, by reasonably cooperating with Raptor to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material and the Discussion Information; and provided further that, to the extent legally permissible, you shall promptly notify Raptor of (i) your determination to make such disclosure and (ii) the nature, scope and contents of such disclosure.

3. Return and Destruction of Evaluation Material. Upon the request of Raptor in its sole discretion and for any reason, you will, as directed by Raptor and to the extent legally permissible, promptly (and in any case within five business days of Raptor’s request) destroy all Evaluation Material (and any copies thereof) furnished to you or your Representatives by or on behalf of Raptor. In the event of such a decision or request, you may retain copies of Evaluation Material solely for the purposes of complying with this letter agreement, and, upon Raptor’s request, you shall provide Raptor with prompt (and in any case within five business days of Raptor’s request) written confirmation of your compliance with this paragraph. It is understood that information in an intangible or electronic format containing Evaluation Material that cannot readily be removed, erased or otherwise deleted from archival systems (also known as “computer or system back-ups”) need not be removed, erased or otherwise deleted but that such information will continue to be protected under this letter agreement and you and your Representatives shall continue to be bound by this letter agreement. In the event such computer or system back-ups are accessed, you will provided Raptor with prompt (and in any case within five business days) written notification describing the information accessed, the party that accessed the information and the purpose for which the information was accessed. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives shall continue to be bound by your obligations of confidentiality and other obligations and agreements hereunder.

4. No Representations or Warranties. You understand, acknowledge and agree that neither Raptor nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither Raptor nor any of its Representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed and delivered, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

5. No Solicitation. In consideration of the Evaluation Material being furnished to you, you hereby agree that, for a period of one year from the date hereof, you (nor any person acting in concert with or on behalf of you) will not, without the prior written consent of Raptor, directly or indirectly, solicit to employ or actually employ any employee of Raptor with whom you have had contact during your evaluation of a Possible Transaction or who was specifically identified to you by Raptor or any of its Representatives during your evaluation of a Possible Transaction; provided, however, that you may (i) engage in general solicitations for employees in the ordinary course of business so long as such solicitations are not explicitly and specifically directed towards then-current officers or employees of Raptor, (ii) may employ any such current or former employee of Raptor (a) who responds to any such general solicitation or (b) whose employment or officer position is terminated by Raptor or (iii) following the resignation of any such employee or officer, directly solicit and/or employ such former employee or officer.

6. Material Non-Public Information. You acknowledge and agree that you are aware (and that your Representatives are aware or, upon receipt of any Evaluation Information or Discussion Information, will be advised by you) that (i) the Evaluation Material being furnished to you or your Representatives contains material, non-public information regarding Raptor and (ii) the United States securities laws prohibit any persons who have material, nonpublic information concerning the matters which are the subject of this letter agreement, including the Discussion Information, from purchasing or selling securities of Raptor which may be a party to a transaction of the type contemplated by this letter agreement or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

7. Standstill. As of the date hereof, you hereby represent and warrant to Raptor that neither you nor any person with whom any of the foregoing may be deemed to be acting in concert with respect to Raptor or its securities, owns any securities of Raptor. You agree that, for a period of 12 months from the date of this letter agreement (the “Standstill Period”), unless specifically invited in writing by the Board of Directors of Raptor, neither you nor any of your Representatives acting on your behalf will in any manner, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or assist, facilitate or knowingly encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any indebtedness or businesses, or assets representing or constituting a significant portion of the consolidated assets of, Raptor or any of its subsidiaries or affiliates, (ii) any tender or exchange offer, merger or other business combination involving Raptor, any of the subsidiaries or assets of Raptor or the subsidiaries constituting a significant portion of the consolidated assets of Raptor and its subsidiaries, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Raptor or any of its subsidiaries, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of Raptor or any of its affiliates; (b) form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to Raptor or otherwise act in concert with any person in respect of any such securities; (c) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, Board of Directors or policies of Raptor or to obtain representation on the Board of Directors of Raptor; (d) take any action which would reasonably be expected to force Raptor to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions or arrangements with any third party (other than any of your Representatives) with respect to any of the foregoing. You also agree during such period not to request that Raptor or any of its Representatives, directly or indirectly, amend, waive or terminate any provision of this paragraph (including this sentence). The provisions of this paragraph shall be inoperative and of no force or effect if (i) Raptor publicly announces its entry into a definitive agreement which if consummated would constitute a Business Combination or (ii) a tender or exchange offer which if consummated would constitute a Business Combination is made for securities of Raptor and the Board either accepts such offer or fails to recommend that its stockholders reject such offer within ten business days from the date of commencement of such offer. For the purposes of this paragraph, a “Business Combination” shall mean a transaction in which (i) a person or “group” (within the meaning of Section 13(d) under the Exchange Act) acquires, directly or indirectly, securities representing 20% or more of the total voting power of Raptor and its subsidiaries or acquires more than 20% of the consolidated assets of Raptor and its subsidiaries or (ii) in any case not covered by (i), (A) Raptor issues securities representing 20% or more of its total voting power, including in the case of (i) or (ii) by way of merger or other business combination with Raptor or (B) Raptor engages in a merger or other business combination such that the holders of voting securities of Raptor immediately prior to the transaction do not own more than 80% of the voting power of securities of the resulting entity.

8. No Agreement. You understand and agree that no contract or agreement providing for any Possible Transaction shall be deemed to exist between you and Raptor unless and until a final definitive agreement has been executed and delivered, and with the exception of any breach by Raptor of Section 2 herein, you hereby waive, in advance, any claims in connection with any Possible Transaction unless and until you and Raptor shall have entered into a final definitive agreement. You also agree that unless and until a final definitive agreement regarding a Possible Transaction has been executed and delivered, neither you nor Raptor will be under any legal obligation of any kind whatsoever with respect to such a Possible Transaction by virtue of this letter agreement except for the matters specifically agreed to herein. You further acknowledge and agree that Raptor reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a Possible Transaction, to determine not to engage in discussions or negotiations and to terminate discussions and negotiations with you at any time, and to conduct, directly or through any of its Representatives, any process for any transaction involving Raptor or any of its subsidiaries, if and as Raptor in its sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to you or any other person). Notwithstanding any other provision hereof, Raptor reserves the right not to make available hereunder any information, the provision of which is determined by it, in its sole discretion, to be inadvisable or inappropriate.

9. No Waiver of Rights. It is understood and agreed that no failure or delay by Raptor in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

10. Remedies. It is understood and agreed that any breach of this letter agreement by you or any of your Representatives would cause irreparable harm to Raptor, that money damages would not be an adequate remedy for any breach of this letter agreement by you or any of your Representatives and that Raptor shall be entitled to seek equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such actual or potential breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this letter agreement but shall be in addition to all other remedies available at law or equity to Raptor. You agree to waive any requirements for the securing or posting of any bond in connection with any such equitable remedy. The breaching party also agrees to reimburse the non-breaching party for all documented and reasonable out-of-pocket legal fees incurred by the non-breaching party in connection with the enforcement of this letter agreement, upon the determination in a final, nonappealable order by a court of competent jurisdiction that this letter agreement has been breached.

11. Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to the conflict of law provisions thereof that would result in the application of the laws of any other jurisdiction. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States District Court for the District of Delaware for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and you agree not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court). The parties hereby irrevocably and unconditionally waive any objection which a party may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby in the courts of the State of Delaware and of the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

12. Entire Agreement. This letter agreement contains the entire agreement between you and Raptor regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between you and Raptor regarding such subject matter.

13. No Modification. No provision in this letter agreement can be waived, modified or amended except by written consent of you and Raptor, which consent shall specifically refer to the provision to be waived, modified or amended. Any assignment of this letter agreement by a party without the other party’s prior written consent shall be void.

14. Counterparts. This letter agreement may be signed by facsimile and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

15. Severability. If any provision of this letter agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this letter agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.

16. Raptor Inquiries. All inquiries for information about Raptor and its subsidiaries and communications with Raptor shall be made through Julie Anne Smith (President and Chief Executive Officer of Raptor), Ashley Gould (SVP Government Affairs, Chief Legal & Compliance Officer of Raptor), Centerview Partners LLC, Leerink Partners LLC and Latham & Watkins LLP (or such person or persons as designated in writing). Neither you nor any of your Representatives will contact any third party with whom you know Raptor or any of its subsidiaries has a material business or other relationship (including without limitation any director, officer, employee, customer, supplier, stockholder or creditor of Raptor or any of its subsidiaries) in connection with a Possible Transaction without Raptor’s prior written consent.

17. Successors. This letter agreement shall inure to the benefit of, and be enforceable by, Raptor and its successors and assigns.

18. Third Party Beneficiaries. The parties agree and acknowledge that this letter agreement is being entered into by and on behalf of Raptor and its affiliates, subsidiaries and divisions and by and on behalf of you and that Raptor’s affiliates, subsidiaries and divisions and your subsidiaries shall be third party beneficiaries hereof, having all rights to enforce this letter agreement. The Parties further agree that, except for such parties, nothing herein expressed or implied is intended to confer upon or give any rights or remedies to any other person under or by reason of this letter agreement.

19. Term. This letter agreement will terminate upon the earlier of (a) two years from the date hereof, (b) the execution of a definitive agreement between you and Raptor that supersedes this letter agreement, or (c) the consummation of a Proposed Transaction; provided that termination shall have no impact on liability for any prior violations of this letter agreement and that the parties will continue to maintain the confidentiality of the Evaluation Material for a period of two years following termination.

[Signature Page Follows]

Please confirm your agreement with the foregoing by having a duly authorized officer of your organization sign and return one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement among you and the undersigned.

Very truly yours,

Raptor Pharmaceutical Corp.

By:	/s/ Julie Anne Smith
	Name:	Julie Anne Smith
	Title:	Chief Executive Officer

CONFIRMED AND AGREED
as of the date written above:

Horizon Pharma plc

By:	/s/ Timothy P. Walbert
Name:	Timothy P. Walbert
Title:	Chairman, President and Chief Executive Officer

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